Developed Equities Developed Bonds Intra-month, the Index dynamically reacts to changing market conditions on a daily basis. HSBC employs a volatility management system, targeting 6%, allowing for leverage up to 1.5x in periods of low volatility, and providing for reduced exposure in periods of market stress. Key performance drivers The Index provides a greater maximum allocation to developed and emerging market equities compared to some other target volatility strategies. This may increase the potential for outperformance. Source: Bloomberg & HSBC The graphs above set forth the hypothetical back-tested performance of the Index from January 1, 2012 through November 8, 2019 and actual performance through September 30, 2024. The Index has only been calculated by Solactive AG since November 8, 2019. See “Important information” and “Use of simulated returns” herein. Monthly Rebalancing Average Yearly Asset Class Allocation - Historical & Simpulated The Index is constructed to maximize exposure to performing assets, within volatility and concentration limits. Unlike competing target volatility strategies, cash is only employed in the monthly portfolio creation when the index is otherwise unable to achieve the 5% initial volatility target. Prioritizing Performing Assets Developed Bonds 80% Developed Equities 60% Emerging Markets 30% Real Assets 30% Inflation 5% Cash Only if needed Asset Class Caps HSBC Vantage+ Index The HSBC Vantage+ Index provides dynamic exposure to multiple asset classes. Utilizing the investment concepts of Modern Portfolio Theory and Ecient Frontier, the index attempts to maximize investment returns for a given level of market risk. This excess return index re-allocates monthly to a diversified combination of ETFs across US and Emerging Market Equities, Bonds, Real Assets and Inflation. ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-277211 October 2, 2024 Hypothetical Comparative Performance Data +33% +16% +39% HSBC Vantage+ (HSIEVPLS) GS Momentum Builder (GSMBMA5) JP Morgan Eciente Plus DS (EFPLUS5D) Emerging Markets Real Assets Inflation Cash 100% 90% 80% 70% 60% 50% 40% 30% 20% 10% 0% 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 Jun YTD-2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 80% 90% 100% 110% 120% 130% 140% 150% 160%

HSBC Vantage+ Index More Information HSBC has created client-approved sales tools and advisor education materials to help you better understand the new Vantage+ Index. These materials are available online at vantageplus.gbm.hsbc.com. To find out about the latest oerings of products linked to the Vantage+ Index or if you have any questions, contact the HSBC Structured Products team: Phone: 212-525-8010 Email: hsbcspsales@us.hsbc.com Risks relating to the index Please review carefully these risk factors, and any risk factors in an oering document for any security or financial instrument referencing the Index, before making any investment. Solactive AG may adjust the Index in a way that aects its level, and Solactive AG has no obligation to consider your interests. • Solactive AG may adjust the Index in a way that aects its level, and Solactive AG has no obligation to consider your interests. • The Index comprises notional assets. • The Index may not be successful and may not outperform any alternative strategy that might be employed in respect of the ETFs, or achieve its target volatility. • The Index has a very limited operating history and may perform in unanticipated ways. • The Index is subject to market risks. • If the market values of the ETFs change, the level of the Index and the market value of any linked structured investment may not change in the same manner. • The Index may perform poorly during periods characterized by short-term volatility. • The level of the Index includes the deduction of the Daily SOFR plus a spread adjustment of 0.26161% and a fee. • SOFR has a very limited history, and its historical performance is not indicative of its future performance. • Any failure of SOFR to gain market acceptance could adversely aect the level of the Index. • SOFR may be modified or discontinued, which could adversely aect the level of the Index. • An investment linked to the Index carries the risks associated with the Index’s momentum investment strategy. • The Index may be partially uninvested. • Correlation of performances among the ETFs may reduce the performance of the Index. • Changes in the value of the ETFs may oset each other. Important information Any information relating to performance contained in this document is illustrative only. No assurance is given that any indicative returns, performance or results, whether historical or hypothetical, will be achieved. Any specific terms or methodology remains subject to change, and HSBC undertakes no duty to update this information. This document may be amended, superseded or replaced in its entirety by a subsequent term sheet, disclosure or prospectus supplement, and/or oering circular or similar document and the documents referred to therein. In the event of any inconsistency between the information presented herein and any such term sheet, disclosure or prospectus supplement, and/or oering circular or similar document, such term sheet, disclosure or prospectus supplement, and/or oering circular or similar document shall govern. Use of simulated returns Any performance information included in this document prior to November 8, 2019 represents only hypothetical historical results. You should note that the Index constituents have not traded together in the manner shown in the composite hypothetical historical results. No representation is being made that the Index will achieve a performance record similar to that shown. In fact, there may often be sharp dierences between hypothetical performance and actual performance. In addition, because certain of the Index Constituents (SPLV, HYG, EEM, EMB, GLD and TIP) were not in existence at the start of the backtested period, adjustments have been made to calculate their performance prior to their inception. Back-testing and other statistical analysis material provided to you in connection with the explanations of the potential returns associated with an investment linked to the Index use simulated analysis and hypothetical assumptions in order to illustrate the manner in which the Index may have performed in periods prior to the actual existence of the Index. The hypothetical back-tested annualized performance and annualized volatility of the Index have inherent limitations. These performance and volatility results were achieved by means of a retroactive application of a back-tested volatility model designed with the benefit of hindsight. All hypothetical levels shown have inherent limitations. Alternative modelling techniques or assumptions may produce dierent hypothetical information that might prove to be more appropriate and that might dier significantly from the hypothetical information set forth above. Actual annualized performance and volatilities may vary materially from the information shown. The results obtained from “back-testing” information should not be considered indicative of actual results that might be obtained from an investment or participation in a financial instrument or transaction referencing the Index. You should not place undue reliance on the “back-testing” information, which is provided for illustrative purposes only. HSBC provides no assurance or guarantee that the Index will operate or would have operated in the past in a manner consistent with the results presented in this document Hypothetical back-tested results are neither an indicator nor a guarantee of future returns. Actual results will vary, perhaps materially, from the analysis implied in the hypothetical information. You should review and consider the hypothetical information only with the full Index methodology. As of July 15, 2022, Solactive AG changed the cash element of the Index from 3-month U.S. dollar LIBOR to daily SOFR plus a spread of 0.26161%. Consequently, any hypothetical historical and historical presentation of the performance of the Index in this document represents a dierent cash element prior to July 15, 2022. HSBC has filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission for any oering to which this free writing prospectus may relate. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and any related oering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in the related oering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1-866-8118049. Data sourced and calculated by Bloomberg and HSBC. The Index is the exclusive property of HSBC Bank plc and its aliates which has contracted with Solactive AG to administer, maintain and calculate the Index. The Index is not endorsed by Solactive AG or its aliates or its third party licensors. “Calculated by Solactive AG” and its related stylized mark(s) are service marks of Solactive AG and have been licensed for use by HSBC Bank plc and its aliates. Solactive AG shall have no liability for any errors or omissions in calculating the Index. The Index is proprietary to HSBC Bank plc. No use or publication may be made of the Index, or any of its provisions or values, without the prior written consent of HSBC Bank plc. Neither HSBC Bank plc nor its duly appointed successor, acting as index owner (the “Index Owner”), nor Solactive AG or its duly appointed successor, acting as index administrator (“Index Administrator”) and index calculation agent (“Index Calculation Agent”), are obliged to enter into or promote transactions or investments that are linked to the Index. The Index Owner makes no express or implied representations or warranties as to (a) the advisability of purchasing or assuming any risk in connection with any transaction or investment linked to the Index, (b) the levels at which the Index stands at any particular time on any particular date, (c) the results to be obtained by any party from the use of the Index or any data included in it for the purposes of issuing any financial instruments or carrying out any financial transaction linked to the Index or (d) any other matter. Calculations may be based on information obtained from various publicly available sources. The Index Administrator and the Index Calculation Agent have relied on these sources and have not independently verified the information extracted from these sources and accept no responsibility or liability in respect thereof. © 2024 HSBC USA Inc. All rights reserved.